Exhibit 99.3

Adopted: [*], 2024

CHARTER OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

TMD ENERGY LIMITED

Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of TMD Energy Limited (the “Company”) for the purposes of, among other things, (a) discharging the Board’s responsibilities relating to the compensation of the Company’s chief executive officer (the “CEO”) and other executive officers of the Company, (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans, and (c) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company’s annual report on Form 20-F or proxy statement, as applicable.

Composition

The Committee shall be comprised of three members (including a chairperson) of the Board, all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the New York Stock Exchange. The majority of the Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The members of the Compensation Committee shall be appointed, removed or replaced by the Board, and any vacancies on the Committee shall be filled by the Board in accordance with any applicable requirements of the Company’s Bylaws.

The Board shall appoint one member of the Compensation Committee as chairman of the Compensation Committee. If the Board fails to appoint a chairman of the Compensation Committee, the Compensation Committee shall appoint one member of the Compensation Committee as chairman.

A Compensation Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed at any time, with or without cause, by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery to such member of such written notice to such member if no date is specified.

The Committee may delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. If at any time the Committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act; provided that any such grants shall not be contingent on such ratification.

Meetings and Operations

The Committee shall meet as often as necessary but not less frequently than once annually to enable it to fulfill its responsibilities. Meetings of the Committee may be held in-person, telephonically, by video conference and/or through any other method of electronic communication. Meetings of the Committee shall be called by any member of the Committee. Meetings of the Committee shall be given to members of Committee personally or by word of mouth or given in writing or by electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A majority of the members shall constitute a quorum. In absence of chairman of Compensation Committee, the Compensation Committee members present may elect from among themselves the chairman for their meetings.

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Actions of the Compensation Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by a majority of the Compensation Committee members.

The chairman of the Compensation Committee shall be responsible for leadership of the Committee. The chairman of the Compensation Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Compensation Committee. Minutes of a meeting of the Compensation Committee shall be taken and be of sufficient evidence at all times as to the members of the Compensation Committee who were present, or such actions taken.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion, and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

Authority

The Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of CEO or executive compensation or other matters. The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors. In retaining compensation consultants, outside counsel, and other advisors, the Committee must take into consideration factors specified in the New York Stock Exchange listing rules. The Company will provide for appropriate funding, as determined by the Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel, or other advisors retained by the Committee.

Responsibilities

In addition to such other duties as the Board may from time to time assign, the Committee shall:

1.	Establish, review, and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives, and shareholder interests.

2.	Review and approve the Company’s goals and objectives relevant to the compensation of the CEO, annually evaluate the CEO’s performance in light of those goals and objectives and, based on this evaluation, determine the CEO’s compensation level, including but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Committee deems appropriate. In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years. The CEO shall not be present during voting and deliberations relating to CEO compensation.

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3.	Determine the compensation of all other executive officers, including but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans, as the Committee deems appropriate. Members of senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Committee, which will review and, as appropriate, approve the compensation recommendations.

4.	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the CEO as to the performance and compensation of such senior officers and employees.

5.	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock, and other equity awards under such plans.

6.	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the shareholders all new equity compensation plans that must be approved by shareholders pursuant to applicable law.

7.	Review and approve any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.

8.	Review and approve for the CEO and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions.

9.	Oversee shareholder communications relating to executive compensation and review and make recommendations with respect to shareholder proposals related to compensation matters.

10.	Undertake such other duties and responsibilities consistent with this charter, the Company’s articles of association and governing laws, as may be delegated to the Compensation Committee by the Board from time to time.

Reporting

1.	The Compensation Committee shall report its minutes from each meeting to the Board.

2.	Review and discuss with the Company’s management the Compensation Discussion and Analysis set forth in Securities and Exchange Commission Regulation S-K, Item 402, if required, and, based on such review and discussion, determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of shareholders.

3.	Provide the Compensation Committee Report for the Company’s annual report or proxy statement for the annual meeting of shareholders, if required.

4.	Conduct an annual performance evaluation of the Committee. In conducting such review, the Committee shall evaluate and address all matters that the Committee considers relevant to its performance.

5.	The Compensation Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

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